TECHNOLOGY LICENCE AGREEMENT

                                    Between

                        NORTECH FOREST TECHNOLOGIES INC.

                                      and

                            MACFARLAN SMITH LIMITED



                                 MCGRIGOR DONALD
                                   Solicitors
                                  Erskine House
                               68-73 Queen Street
                                    Edinburgh
                                     EH2 4NF


                          TECHNOLOGY LICENCE AGREEMENT

                                    Between

NORTECH FOREST TECHNOLOGIES INC., incorporated under the laws of the State of Delaware and having its office at 7600 West 27th Street, Suite B 11, St. Louis Park, MN 55426, USA ("the Licensor")

                                      and

MACFARLAN SMITH LIMITED, a Company incorporated in Scotland and having its Registered Office at 10 Wheatfield Road, Edinburgh EH11 2QA, Scotland (hereinafter referred to as "the Licensee")

WHEREAS:

(A) The Licensor is the owner of certain valuable know-how and intellectual property rights relating to a product known as "Tree Guard".

(B) The Licensor has agreed to grant a licence of such know-how an intellectual property to the Licensee on the terms and conditions of this Agreement.

NOW IT IS HEREBY MUTUALLY AGREED as follows:

1        DEFINITIONS

1.1 In this Agreement the following terms shall unless the context otherwise requires have the following meanings:

"Commencement Date"
shall mean the last date of execution of this Agreement;

"First Sale Date"
shall mean the date the Licensee first places a Product on the market within that part of the Territory comprising the European Union from time to time;

"Force Majeure"
shall mean in relation to either party any circumstances beyond the reasonable control of the party, including, without limitation to the generality of the foregoing, any industrial action including strike, lock-out or boycott (except of that party's workforce) national emergency, war or prohibitive government regulations, act of God, flood, fire, earthquake or natural disaster, imposition of judgement order, sanction or embargo;

"Intellectual Property Rights"
shall mean the Know-How and the copyright, design rights and all other intellectual property rights of any nature in the Know-How and/or the Products;

"Improvements"
shall mean all improvements or modifications or adaptations to any part of the Intellectual Property Rights which may be made or acquired by either party during the continuance of this Agreement;

" Know-How "
shall mean specifications, procedures, processes, manuals, instructions, quality control procedures, physical and chemical properties, formulae, methods of synthesis, analyses, environmental control information, regulatory control information and all other technical data or information whatsoever relating to or used in connection with the formulation, specification or manufacture of the
 Products or relating to research into the Products or obtaining approval for the Products that is in the possession or control of the Licensor including, without prejudice to the generality of the foregoing, the information and documentation set out in part 1 of the Schedule;

'Licensee's Premises"
shall mean the premises of the Licensee in Edinburgh;

the Lump Sum Payment
shall mean the sum of USD150,000 payable pursuant to Clause 4. 1;

"Net Sales Income"
shall mean the invoiced ex-works price for the sale of the Products less:

         (a) normal trade discounts and commissions actually granted other than discounts for prompt payment;

         (b) the costs of packaging, excluding the original containers for the Product, insurance, carriage and freight; and

         (c) sales taxes, but excluding taxes on profits or any other government or statutory taxes or levies imposed upon such sales;

"Product"
shall mean the range of Products manufactured and sold by the Licensee at the Commencement Date under the name "Tree Guard" a general description of which products is set out in part II of the Schedule;

"Quarter"
shall mean each successive period of 3 months with the first Quarter commencing on the First Sale Date;

"Restricted Information"
shall mean, in respect of information to be held confidential by the Licensee pursuant to Clause 10, the Know How and any other technical documentation or information relating to the Product and any information relating to the Licensor's business disclosed by the Licensor to the Licensee or acquired by the Licensee pursuant to or in connection with this Agreement and in respect to information to be kept confidential by the Licensor pursuant to Clause 1 O, any information relating to the Licensee's finances, customers, potential customers, products, prices or otherwise relating to its business and any other information disclosed by the Licensee to the Licensor or acquired by the Licensor pursuant to this Agreement;

"Royalties"
shall mean the royalties payable by the Licensee to the Licensor pursuant to Clause 5.2;

" Services"
shall mean the services to be provided by the Licensor to the Licensee pursuant to Clause 3.2;

"Sub-Licensee"
shall mean a third party to whom the Licensee has sub-licenced the rights granted to it hereunder pursuant to Clause 14 but shall not include, for the avoidance of doubt, a third party to whom only rights to manufacture the Product on behalf of the Licensee as a sub-contractor are given;

"the Territory"
shall mean the European Union as constituted at the Commencement Date together with norway, Finland, Switzerland, Poland, Slovakia, Romania, Albania, the Ukraine, Latvia, Lithuania, Estonia, the Czech Republic, the Russian Federation, Hungary, Bulgaria, Liechtenstein and Andorra;

"the Trade Mark"
shall mean the name "Tree Guard";

"USD"
shall mean US dollars.

1.2 Any reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement.

1.3      Words importing the singular shall include the plural and vice versa.

1.4 Headings to clauses are inserted for convenience only and shall not affect the interpretation of any clause.

2        GRANT OF LICENCE

2.1 Subject to Clauses 2.4 and 2.5, the Licensor hereby grants to the Licensee an exclusive licence to use the Intellectual Property Rights to manufacture, use, distribute and sell the Products under the Trade Mark in the Territory subject to and on the terms and conditions contained in this Agreement.

2.2 Subject to Clause 2.4, the Licensor agrees that it will not exploit the Intellectual Property Rights or the Trade Mark in the Territory and that it will not licence any third party to exploit the Intellectual Property or the Trade Mark in the Territory.

2.3      Subject to Clauses 2.4 and 2.5, the Licensee agrees:

         2.3.1 not to manufacture the Products using the Intellectual Property Rights except in the Territory;

         2.3.2 not to pursue an active policy of putting the Products on the market, outside the Territory; and

         2.3.3 not to put the Products on the market outwith the Territory in response to unsolicited orders from outwith the Territory.

2.4 The Licensor's obligations under Clause 2.2 and the Licensee's obligations under Clauses 2.3.1 and 2.3.2 shall remain in force until the date 10 years from the First Sale Date or until the Know-How ceases to be secret, whichever is earlier. Thereafter the Licensor and the Licensee respectively shall no longer be bound by the said provisions which shall not be enforceable.

2.5 The Licensee's obligations under Clause 2.3.3 shall remain in force until the date 5 years from the First Sale Date or until the Know-How ceases to be secret, whichever is earlier. Thereafter, the Licensee shall no longer be bound by the said provisions which shall not be enforceable.

2.6 At the request of the Licensee, the parties shall meet to discuss, in good faith, an extension of the Licensee's rights under this Agreement to countries outwith the Territory. The Licensee shall only be entitled to such extension with the Licensor's prior written consent. On reaching agreement pursuant to this clause on such extension to any country or territory, that country or territory shall be deemed to be part of the "Territory" for the purposes of this Agreement.

3        KNOW-HOW AND TECHNICAL SUPPORT

3.1 Within 7 days of signature of this Agreement, the Licensor will supply the Licensee with the Know-How.

3.2 The Licensor shall provide such technical assistance to the Licensee as the Licensee shall reasonably require to enable the Licensee to familiarise itself with and understand the application of the Know-How, to use the Know-How to manufacture the Product and to seek registration of the Product. Such technical assistance shall comprise:-

         3.2.1 telephone consultations with competent staff of the Licensor to deal with questions raised by the Licensee, its employees and any sub-licensees and sub-contractors regarding the Know-How including resolution of problems regarding the application and use of Know-How and registration of the Product; and

         3.2.2 on-site assistance from the Licensor's technical staff at the Licensee's Premises to train the Licensee's staff in the use of the Know-How, at times to be requested by the Licensee and agreed between the parties.

3.3 The technical assistance to be provided in accordance with Clause 3.2 shall be provided by the Licensor's staff who are competent in and familiar with the Know-How. The Licensor shall make no charge to the Licensee for such technical assistance and shall bear all costs connected therewith except for reasonable travelling and accommodation costs for the Licensor's staff visiting the Licensee's Premises which shall be borne by the Licensee, providing that the Licensee makes the arrangements for such travelling and accommodation and pays for such travelling and accommodation directly.

4        REGISTRATION

4.1 The Licensee shall use its reasonable endeavours to seek regulatory approval for commercialisation of the Product in each country in the Territory.

4.2 The Licensee shall be responsible at its sole cost and expense for making applications to the appropriate bodies for such regulatory approval in accordance with Clause 4. 1, carrying out any trials or experiments required and for all other work involved in making such applications, and seeking registration, provided that the Licensor shall give the Licensee all reasonable assistance when requested by the Licensee, at the Licensee's cost.

4.3 Unless the Licensee has obtained regulatory approval for commercialisation of the Product in at least one country in the Territory within 5 years from the Commencement Date:

         4.3.1 subject to Clause 4.3.2 the Licensor shall be entitled to terminate this Agreement pursuant to Clause 15.2;

         4.3.2 the Licensor shall not be entitled to terminate this Agreement at the end of the said 5 years if the Licensee has applied for regulatory approval within the said 5 years but has not obtained approval because of delays caused by the appropriate regulatory bodies or their requirements or similar matters outwith the control of the Licensee. In such event the said 5 years shall be extended by the period of time attributable to such delays.

PAYMENTS

5.1 In consideration, of the grant of the licence pursuant to clause 2.1, the Licensee shall pay the Lump Sum Payment to the Licensor promptly and within 14 days of receipt of the Know-How pursuant to Clause 3.1.

5.2 The Licensee shall pay to the Licensor, in addition to the Lump Sum Payment and in consideration of the grant of the licence and the provision of the Services by the Licensor, as royalties:

         5.2.1 Subject to Clauses 5.3 and 5.4, 7% of the net Sales Income on sales of the Product by the Licensee; and

         5.2.2 7% of the net Sales Income on sales of the Product by Sub-Licensees.

5.3 no royalties shall be payable by the Licensee on sales or disposals of Product by the Licensee where these Products were purchased by the Licensee from the Licensor.

5.4 Royalties payable pursuant to Clause 5.2 shall be payable for 10 years from the First Sale Date provided that if during that 10 year period the Know-How ceases to be secret through no fault on the part of the Licensee and as a result the sale price of the Products falls, the Licensee shall be entitled to request a reduction in the royalty rate payable and the parties shall negotiate a reduced royalty rate which is reasonable in light of the reduced sale price.

5.5 Royalties due by the Licensee to the Licensor shall be paid in Sterling within 60 days of the end of each Quarter in respect of sums received by the Licensee as net Sales Income from sales by it or from its Sub-Licensees as net Sales Income from sales by them in the preceding Quarter. The payment of Royalties will be accompanied by the documentation set out in Clause 6 hereof. Where Products are sold in currency other than Sterling, the rate of exchange to be used for converting such other currency into pounds Sterling for the purposes of calculating Royalties and shall be the rate of exchange set out in the London Financial Times on the last working day of the Quarter for which the relevant Royalties are to be paid.

5.6 If any sum due by the Licensee is not paid within the time limit set out in Clause 5.5, interest shall be payable from the last date for payment until actual payment (both before and after judgement) at a rate of 2% per cent per annum above the base rate of the Royal Bank of Scotland plc from time to time together with all expenses including legal fees which the Licensor may incur in recovering the sum outstanding.

5.7 All sums due under this Agreement shall be made in full after deduction of taxes, charges and other duties that may be imposed provided that the parties agree to operate in all respects necessary to take advantage of such double taxation agreements as may be available.

6        KEEPING OF RECORDS AND RENDERING ACCOUNTS

6.1 The Licensee shall keep true and accurate records and books of account containing all data necessary for the calculation of the Royalties. Such records and books of account shall be retained by the Licensee for one year from the end of the period to which they relate.

6.2 The Licensee shall prepare a statement in respect of each Quarter which shall show for the period in question the total net Sales Income for the Products sold by it and by any Sub-Licensees together with details of all sales of the Products and the Royalties due to the Licensor. Such statement shall be submitted to the Licensor within thirty (30) days of the end of the Quarter to which it relates. If the Licensor shall give notice to the Licencee within thirty (30) days of the receipt of such statement that it does not accept the statement, it shall be certified by an independent accountant appointed by agreement between the parties or, in default of agreement within fourteen (14) days, by the President for the time being of the Institute of Chartered Accountants of Scotland. In the event that such certification shows that there is a material error in the original statement, the Licensee shall bear the cost of such certification. In all other circumstances the costs of such certification shall be borne by the Licensor. Within 14 days of receipt of such certification, the parties shall make such payments to each other (if any) as may be required so that the Licensee has paid to the Licensor in the Quarter covered by such certification, the royalties payable as set out in such certification.

6.3 On giving reasonable notice to the Licensee, the Licensor shall have the right to appoint independent auditors to inspect and make copies of all the Licensee's records and books of account relating to sales of the Product by it and by Sub-Licensees to verify royalty calculations and payments and the Licensee shall co-operate fully to enable such inspection to proceed. In the event that any such inspection establishes that the Licensee has not complied with its obligations under this clause in a material respect then the cost of the inspection will be met by the Licensee. In all other circumstances such costs shall be met by the Licensor.

6.4 The terms of this clause shall remain in force (notwithstanding Agreement) until settlement of all claims.

7        PERFORMANCE

         Once it has obtained necessary regulatory approval pursuant to Clause 4, the Licensee undertakes to use all reasonable endeavours to sell and increase sales of the Products in those parts of the Territory where it has obtained such approvals.

8        TRADE MARKS and PATENTS

8.1 During the continuance of this Agreement, the Licensee shall be entitled to use the Trade Mark or such other mark or name as it shall in its sole discretion determine in connection with the sale of the Products in the Territory. The Licensee shall be entitled to seek registration of the Trade Mark or such othermark or name as referred to under paragraph 8.1 with all relevant Trade Mark Registries throughout the Territory in its own name and at its own cost and expense.

8.3 The Licensee shall be entitled, at its own expense to seek patent protection and make patent applications in respect of the Know-How or any part thereof in the Territory or part thereof. The Licensor shall, if requested by the Licensee, allow the Licensee to use its name in connection with such patent applications and shall when requested by the Licensee, sign all such documents and do all such things as may be necessary to fully vest ownership of the patent applications or patents granted pursuant thereto, in the Licensee. The Licensor shall have no rights to the said patent applications or patents. The Licensor shall lend such assistance to the Licensee as the Licensee may reasonably request from time to time and at the Licensee's expense, in making or pursuing such patent applications and in seeking the grant of such patents.

9        IMPROVEMENTS

9.1 If during the term of this Agreement the Licensor or the Licensee develops an Improvement then it shall forthwith notify the other in writing of the Improvement and shall disclose all necessary information to permit exploitation of the Improvement pursuant to this Agreement.

9.2 Any Improvement developed by the Licensor shall become the absolute property of the Licensor, the Improvement shall become part of the Intellectual Property Rights and the Licensee shall be granted a licence of the Improvement on the terms of this Agreement.

9.3 Any Improvement developed by the Licensee shall become the absolute property of the Licensee provided that the Licensee grants to the Licensor a royalty free non-exclusive licence to use such Improvement in respect of the Products.

10       CONFIDENTIALITY

10.1 Each party shall at all times only use the Restricted Information of the other for the purposes of furfilling its obligations pursuant to this Agreement and shall keep the Restricted Information of the other confidential and shall not disclose it to any person other than employees (or in the case of the Licensee, subject to clause 14, to SubLicensees) who may require it to enable it to exercise its rights and obligations under this Agreement. Each party shall ensure that any such employees shall have, before disclosure, entered into a confidentiality undertaking with it in terms no less onerous than that set out in this Agreement.

10.2 Any Restricted Information will no longer be subject to the confidentiality obligation under this clause to the extent only that:

         10.2.1 it is at the date of this Agreement, or hereafter becomes, public knowledge through no fault of the receiving party; or

         10.2.2 it can be shown by the receiving party, to the reasonable satisfaction of the disclosing party, to have been known to it prior to its being disclosed; or

         10.2.3 is subsequently disclosed to the receiving party without obligation of confidence by a third party owing no such obligations in respect thereof.

         10.2.4 a party is required by law or for regulatory purposes to disclose such Restricted Information.

11       OWNERSHIP OF INTELLECTUAL PROPERTY AND WARRANTIES

11.1     The Licensor warrants to the Licensee that:

         11.1.1 it is the owner of the Intellectual Property Rights and has full right and title to grant the licences granted to the Licensee pursuant to this Agreement;

         11.1.2 subject to the information disclosed in Part III of the Schedule, it has not granted any licences or rights to call for licences or charges or securities over the Intellectual Property Rights or the Trade Mark, it has not entered into any other agreements or arrangements which would prevent it entering into or performing its obligations pursuant to this Agreement and it has obtained written consent to its entering into this Agreement from all third parties from whom it is legally obliged (by contract, statute or otherwise) to obtain such consent;

         11.1.3 it has maintained and will maintain the Know-How (except to the extent that it is already in the public domain or comes into the public domain without its fault) as secret and confidential at all times and has not disclosed and will not disclose the Know-How to any third party except under normal secrecy obligations or for regulatory purposes;

         11.1.4 to the best of its knowledge and belief, having made due enquiiy, the use by the Licensee of the Intellectual Property Rights and the Trade Mark in accordance with the terms of this licence will not infringe any third party intellectual property rights;

         11.1.5 it has received, as at the Commencement Date, no notice of any claims by any third party that the Intellectual Property Rights or the Trade Mark are infringing or may be infringing that third party's rights;

         11.1.6 it has received, as at the Commencement Date, no notification of any challenge to the Trade Mark in countries in which it is registered and not aware of any reason why the Trade Mark may be challenged in such countries; and

         11.1.7 the Know-How will be sufficient to enable the Licensee to manufacture the Products.

         The Licensor shall indemnify and keep indemnified the Licensee against any claims, losses, costs, damages and/or expenses (including legal expenses) made against or incurred by the Licensee as a result of any breach by the Licensor of the warranties set out in this Clause 1 1.

12       LIABILITY AND INDEMNITY

12.1 The Licensor makes no warranty in respect of the fitness for purpose of the Products to be manufactured using the Intellectua1 Property Rights. All conditions, warranties, terms and undertakings express or implied, statutory or otherwise in respect of the Products are hereby excluded.

12.2 The Licensor shall have no liability to the Licensee or any third party in respect of any claim regarding the Products.

12.3 The Licensee shall be exclusively responsible for all Products manufactured, distributed or sold by it and all use of the Products and the Licensee hereby undertakes and agrees to be solely responsible at its own cost and expense for dealing with and for any liability arising from any contractual, delictual, tortious or other claims or proceedings concerning the Products, their manufacture, distribution, sale, supply or use and, in particular, product liability claims or proceedings save where any defect has arisen due to the Licensor's negligence and has resulted in death or personal iniury.

12.4 The obligations of the Licensee under this Clause shall survive the termination of this Agreement for whatever reason.

13       INTELLECTUAL PROPERTY - MAINTENANCE, RENEWAL AND PROCEEDINGS

13.1 If during the continuance of this Agreement, either party receives any notice, claim or proceedings from any third party alleging infringement of that third party's intellectual property rights by use of the Intellectual Property Rights or the Trade Mark pursuant to this Agreement in the Territory, it shall forthwith notify the other party giving details of the notice, claim or proceeding. If such notice, claim or proceeding is made against the Licensee, the Licensee shall make no admission of liability and shall give the Licensor the conduct of the defence of such notice claim or proceeding. The Licensor shall deal with such notice, claim or proceedings at its sole cost and expense, provided that it shall seek and act in accordance with legal advice in the jurisdiction in which the claim is made. No Royalties shall be payable BY THE LICENSEE DURING ANY period when it is prevented by law from using the Intellectual Property Rights or the Trade Mark pursuant to this Agreement as a result of such notice, claim or proceedings or the settlement or resolution of such. The Licensee shall when requested by the Licensor give reasonable assistance to the Licensor in connection with such notice, claim or proceedings at the Licensor's expense.

13.2 If during the continuance of this Agreement, either party becomes aware that a third party is infringing the Intellectual Property Rights in the Territory, it shall advise the other. The Licensor shall seek legal advice on action which can be taken to prevent such infringement.

         13.2.1 If such legal advice confirms that legal action can be taken and is likely to be successfull, the Licensor shall take such action 21 days from receipt of such legal advice at its own expense. If it fails to do so, the Licensee may take such action and provided it acts in accordance with legal advice, the Licensor shall indemnify the Licensee in respect of costs and expenses incurred in such action and any damages recovered shall be shared in an equitable manner. Except as provided in this clause, the Licensee shall have no rights to take action in respect of such infringement.

         13.2.2 If such legal advice confirms that legal action cannot be taken or is unlikely to be successful, the Licensor shall have no obligation to raise proceedings against the alleged infringer.

14       ASSIGNATION, SUBCONTRACTING AND SUBLICENSING

14.1 neither party shall be entitled to assign, charge or transfer the rights acquired pursuant to this Agreement without the prior written agreement of the other party, provided that:

         14.1.1 the Licensee shall be entitled to sub-contract the manufacture of the Products on giving notification to the Licensor of the identity of the contractor; and

         14.1.2 the Licensee shall be entitled to sub-licence all the rights licensed but hereunder provided that it obtains the prior consent of the Licensor to sub-licence which consent shall not be unreasonably withheld or delay provided the sub-licensee is bound by obligations similar to and no less onerous than those undertaken by the Licensee to the Licensor hereun. The Licensee shall provide a copy of any proposed sub-licence to the Licensor. Unless the Licensor indicates to the contrary within 21 days of receipt of such licence, it shall be deemed to have consented thereto.

         14.1.3 Any sub-contract or sub-licence granted pursuant to this Clause shall terminate automatically on termination of this Agreement.

15       TERMINATION

15.1 This Agreement may be terminated by either party forthwith by notice in writing in the event of the other party:

         15.1.1 committing a material breach of this Agreement which in the case of breach which is capable of remedy shall not have been remedied within 60 days of the receipt of a notice from the other party identifiing the breach and requiring its remedy.

         15.1.2 filing under Chapters 7 of the US bankruptcy laws or otherwise entering into compulsory or voluntary liquidation or compounding with or convening a meeting of its creditors or having a receiver, administrator or administrative receiver appointed over all or any substantial part of its assets or taking or suffering any similar action in consequence of a debt in any part of the world, or ceasing for any reason to carry on business.

15.2 This Agreement may be terminated by the Licensor forthwith by notice in writing in the circumstances set out in Clause 4.3, provided it has given the Licensee 30 days notice of its intention to do so.

16       CONSEQUENCES OF TERMINATION

16.1     Upon termination of this Agreement:

         16.1.1 the Licensee shall remain due to pay to the Licensor any sums which have accrued, or which subsequently accrue, due hereunder and shall not be entitled to reimbursement of any such sums paid or any proportions thereof;

         16.1.2 subject to payment of Royalties, the Licensee shall continue to have the right for a period of three months from the date of termination to perform contracts for the supply of Products entered into before that date;

         16.1.3 subject to payment of Roya1ties, the Licensee shall continue to have the right for a period of three months from the date of termination to perform contracts for the supply of Products entered into before that date, subject to Clause 16.1.2 and Clauses and 16.5, any rights accruing to the Licensee and to the Licensor in terms of this Agreement shall lapse forthwith;

         16.1.4 except if Clauses 16.5 apply, the Licensee shall forthwith return to the Licensor or dispose of as the Licensor may require, the Know-How and all other documents, papers and other materials whatsoever in its custody) or control relating to the Products or the manufacture, marketing or sale thereof acquired by the Licensee in the course of this Agreement;

16.2 For the avoidance of doubt, upon termination of this Agreement by the Licensor pursuant to Clause 1 5.2, the Licensor shall have no right whatsoever to make any claim against the Licensee for damages, compensation or otherwise.

16.3     On termination of this Agreement by the Licensor pursuant to Clause
         15.1 the Licensor shall be entitled to require the Licensee by service of notice on the Licensee within 7 days of the date of termination to transfer to the Licensor any trade mark registrations the Licensee has obtained for the Trade Mark for consideration equivalent to the value of the registered trade marks as determined by an independent valuer agreed by the parties together with the costs actually incurred by the Licensee in obtaining the registrations.

16.4 On termination of this Agreement by the Licensee pursuant to Clause 15.1.1, the Licensor shall give and shall procure that any liquidator, administrator, receiver or other similar official acting for or on behalf of the Licensor shall give the Licensee first right of refusal to obtain a worldwide licence to use the Intellectual Property Rights to manufacture, market, distribute, use or sell the Products under the Trade Mark in exchange for a reasonable royalty or other consideration, taking into account sums already paid by the Licensee to the Licensor prior to the date of termination, as may be agreed.

16.5 Such Clauses as are capable of continuing in effect following termination of th Agreement shall continue in force in accordance with their respective terms.

16.6 Subject as otherwise provided and to any rights and obligations which have accrued prior to termination, neither party shall have any further obligations to the other under this Agreement.

17       FORCE MAJEURE

17.1 If either party is affected by an event of Force Majeure it shall forthwith notify the other party in writing of the nature and extent of such event.

17.2 neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any event of Force Majeure and the time for performance of that obligation shall be extended accordingly provided that that party has notified the other party and has used and continues to use reasonable endeavours to bring the event of Force Majeure to an end and/or to minimise its effect.

17.3 notwithstanding the terms of Clause 1 7.2, if an event of Force Majeure shall continue for a period of 3 months or more the party which is not affected by the event of Force Majeure shall be entitled to terminate this Agreement on service of 3 months written notice upon the other party without penalty.

18       ILLEGALITY

In the event that any provision or term of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever including without limitation by reason of the provisions of any legislation or laws or by reason of any decision of any Court or other body or authority having jurisdiction over the party, such terms or provisions shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement in the jurisdiction in question.

19       ENTIRE AGREEMENT/AMENDMENT/WAIVER

19.1 This Agreement embodies the entire Agreement and understanding of the parties and supersedes all prior oral or written agreements, understandings or arrangements relating to the subject matter of this Agreement. neither party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement and each party expressly excludes any liability therefor.

19.2 This Agreement shall not be amended, modified, varied or supplemented except in writing signed by the duly authorised representatives of the parties.

19.3 No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operated as a waiver thereof nor shall any single or partial exercise of any right or remedy under this Agreement preclude the exercise of any other right or remedy or the further exercise of such right or remedy as the case may be.

20       PROPER LAW

         A1l matters pertaining to the validity, construction and performance of this Agreement shall be governed in accordance with the law of Scotland and both parties agree to submit to the exclusive jurisdiction of the Scottish courts.

21       NOTICES

         Any notice required to be given under this Agreement shall be deemed to be given if it is in writing and sent by facsimile or by registered mail in an envelope, in either case addressed to the party to whom it is being given, to its facsimile or to its address as shown below or to such other facsimile or address duly notified to the other party.

If given to the Licensor to:

          Nortech Forest Products Inc.
          7600 West 27th Street
          Suite B11
          St. Louis Park, MN 55426
          USA

For the attention of:  Tom de Petra, C.E.O.

Facsimile number:  001 612 922 3865

If given to the Licensee, to:

          MACFARLAN SMITH LIMITED
          Wheatfie1d Road
          Edinburgh EH11 2QA

Facsimile number: 0131 337 9813

For the attention of:  The Managing Director

All notices shall be deemed to have been received, if given by facsimile on the day of despatch provided that a confirmation of facsimile is available and, if given by mail, two (2) days after despatch.

IN WITNESS WHEREOF these presents and the preceding 21 pages together with the
Schedule in 3 parts hereto have been executed as follows:

SUBSCRIBED on behalf of
MACFARLAN SMITH LIMITED at
on
by
and

SUBSCRIBED on behalf of NORTECH FOREST TECHNOLOGIES INC.
On
by
and


                                    SCHEDULE

                                     PART 1

                                    KNOW HOW

 1.  Details of the formulation of the Product.

 2.  Details of the manufacturing process for the Product.

 3. Details of the ingredients of the Product, including their specification and their supphers.

 4.  All stability information.

 5.  Details of in-process tests.

 6.  Details of all validated assay procedures.

 7.  Details of analytical reference standards.

 8. Copies of all regulatory packages submitted anywhere in the world relating to the Products.

 9. Details of all experimental protocols relating to the Products and data and reports on those experiments (except if any such data or reports were produced by the Licensee).

10. Copies of all correspondence with the regulatory authorities throughout the world relating to registration of the Product.


                                    SCHEDULE

                                    PART II

                                  THE PRODUCT

The Product "Tree Guard" is the product with EPA Registration number 66676-1 and is more particularly described in that EPA Registration. In general terms, it is a premixed, ready to use animal repellant that sprays on milky and clear dries and contains Bitrex as the active ingredient.

                                    SCHEDULE

                                    PART III

                                  DISCLOSURES